Exhibit 99.1

NEWS

One Horizon Group Announces Stock Inducement Grants

To Chief Executive Officer, Mark White, and

Chief Operating Officer, Edwin C. Lun

LONDON, October 10, 2017 – One Horizon Group, Inc. (NASDAQ: OHGI) today announced additional information on stock inducement grants for two recently appointed executives: Mark White, Chief Executive Officer, President and Director; and Edwin C. Lun, Chief Operating Officer. Mr. White and Mr. Lun will be based in Hong Kong at the new regional headquarters to oversee the Company’s business development and operations in China and Hong Kong, and Mr. White will spend significant time exploring acquisition opportunities particularly in the Asia region.

As an inducement to join One Horizon, the Company has issued to Mr. White 1,600,000 shares of its common stock. The Company has issued to Mr. Lun 1,400,000 shares of its common stock as an inducement grant.

About One Horizon Group, Inc.

One Horizon Group, Inc. (NASDAQ: OHGI) is a reseller of secure messaging software for the growing gaming, security and education markets primarily in China and Hong Kong.  For more information on the Company please visit http://www.onehorizongroup.com/investors-overview/.

Darrow Associates Contacts for OHGI

Bernie Kilkelly

(516) 236-7007

bkilkelly@darrowir.com

Jordan Darrow

(512) 551-9296

jdarrow@darrowir.com